Exhibit 4.2

                                     FORM OF
                           SECOND AMENDED AND RESTATED
                             SHAREHOLDERS' AGREEMENT

         THIS SECOND AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT (this "AGREEMENT"), is made and entered into as of November 1, 2000, among AUGUST C. MEYER, JR., individually ("CM"), the CM TRUSTS (as defined in Section 2(b)(i) below), DAVID J. DOWNEY ("DD"), GEORGE T. SHAPLAND ("GS"), GREGORY B. LYKINS ("GL") and VAN A. DUKEMAN ("VD").

                                    RECITALS

         A. CM, the CM Trusts, DD, GS, GL and VD are parties to that certain Shareholders' Agreement dated as of October 27, 1993, as amended by that certain First Amendment to Shareholders' Agreement dated as of January 6, 1994, as further amended by that certain Second Amendment to Shareholders' Agreement dated as of July 30, 1994, and as further amended by that certain Amended and Restated Shareholders' Agreement dated as of December 13, 1994 (collectively, the "ORIGINAL SHAREHOLDERS' AGREEMENT"), relating to the shares of Main Street Trust, Inc., an Illinois corporation and the successor to BankIllinois Financial Co., Central Illinois Financial Co. and BankIllinois Financial Corporation ("MAIN STREET"), and the ownership and management of Main Street.

         B. CM, the CM Trusts, DD, GS, GL and VD now desire to amend the Original Shareholders' Agreement to change their rights and responsibilities to each other under the Original Shareholder's Agreement in light of the changes in Main Street since the last amendment of the Original Shareholders' Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals (which recitals are hereby incorporated herein by this reference) and of the mutual covenants hereinafter contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENTS

         SECTION 1. DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

              (a) "AFFILIATE" shall mean, (i) as regards any individual or entity (the "FIRST PERSON"), any entity (the "SECOND PERSON"), directly or indirectly, (A) controlled and, directly or indirectly, more than fifty (50%) owned by the First Person, (B) if the First Person is an entity, controlling and, directly or indirectly, owning more than fifty percent (50%) of the First Person, or (C) if the First Person is an entity, controlled and, directly or indirectly, more than fifty percent (50%) owned by an individual or entity which controls and, directly or indirectly, owns more than fifty percent (50%) of the First Person, and (ii) as regards any First Person who is an individual, any members of the Immediate Family (as defined below) of such individual and any trusts established exclusively for the benefit of such individual and/or any such


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immediate family members. If the First Person is an individual, any ownership and/or control of the Second Person by family members and/or trusts who are Affiliates of such First Person pursuant to clause (ii) above shall be attributed to, and deemed exercised and owned by, such First Person. If the First Person is the successor to a Shareholder by reason of the death of such Shareholder, any person who was an Affiliate of the decedent Shareholder shall be deemed to be an Affiliate of such First Person.

              (b) "BFP SALE" shall mean a sale of Available Shares to a bona fide purchaser for value (a "BFP") pursuant to a written offer made by a BFP to a Selling Party to purchase Available Shares from a Selling Party in an arms' length transaction for a specific cash price payable on the date of sale.

              (c) "BFP SALE PRICE" shall mean the specific cash price at which a BFP agrees to purchase Available Shares from a Selling Party pursuant to a BFP Sale.

              (d) "BOARD" shall mean the Board of Directors of Main Street.

              (e) "BOOK VALUE" shall mean, with respect to any given number of shares of capital stock of a corporation as of any date, the quotient of the total stockholders' equity of the corporation based on the corporation's Financial Statements, divided by the total number of shares of issued and outstanding capital stock of such corporation, adjusted as necessary to take into account any different classes or types of capital stock or any shares issued, redeemed or repurchased by the corporation since the date as of which the Financial Statements were prepared.

              (f) "FINANCIAL STATEMENTS" shall mean, with respect to any corporation as of any date, the most recent consolidated financial statements contained in the most recent periodic report filed by the corporation with the Securities and Exchange Commission, or if none, the most recent consolidated financial statements filed by such corporation with the Board of Governors of the Federal Reserve System or any successor regulator of bank holding companies.

              (g) "IMMEDIATE FAMILY" of an individual shall mean such individual's spouse and his lineal ancestors and descendants.

              (h) "INVOLUNTARY TRANSFER" of Shares of Main Street shall mean and include disposition upon death, whether by will or upon intestacy; distribution by any trust to any beneficiary thereof upon the death or incapacity of the settlor pursuant to the requirements of the governing instrument or of law in connection with the liquidation or settlement of any such trust; disposition pursuant to any judgment, execution, levy, seizure, attachment, or other similar legal process; transfer to any receiver, trustee in bankruptcy, assignee for the benefit of creditors, or other similar party; distribution pursuant to an involuntary liquidation; and any other transfer that is not a Voluntary Transfer.



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              (i) "NON-MARKET SALE" shall mean a sale of shares of stock
(including, without limitation, Available Shares) in a transaction other than an Open Market Sale.

              (j) "OPEN MARKET SALE" shall mean a sale of shares of stock (including, without limitation, Available Shares) in a "brokers' transaction" within the meaning of Section 4(u) of the Securities Act of 1933, as amended, or in a transaction directly with a "market maker," as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended, effected on a national securities exchange or a national automated quotation system.

              (k) "OPEN MARKET SALE PRICE" shall mean, as of any date, the average closing price of the shares of stock in question on the national securities exchange or a national automated quotation system through which the Open Market Sales of such shares are effected during the five (5) trading days preceding such date.

              (l) "PARTY SHAREHOLDERS" shall mean, collectively and individually, the following: (i) DD; (ii) GS; (iii) GL; (iv) VD; (v) CM or, upon CM's death, the holder of the plurality of the Shares that, prior to CM's death, were held by CM and the CM Trusts, PROVIDED, HOWEVER, that if such holder is an entity other than a natural person, such entity may designate a representative to act in its place for any purposes under this Agreement that require a natural person to act as Party Shareholder; and (vi) such other individuals as may hereafter become a party to this Agreement and, with the unanimous consent of the other Party Shareholders at such time, be designated as a Party Shareholder.

              (m) "PRO RATA" shall mean, in reference to the Party Shareholders or any relevant group thereof, a basis of division or allocation between or among them in the same proportions that the number of Shares owned by each of the relevant Party Shareholders and its Affiliates bears to the total number of Shares subject to such allocation or division.

              (n) "SALE TRANSACTION" shall mean a sale of substantially all of the assets of Main Street or a sale of control of Main Street to a person or entity that is not an Affiliate of Main Street, whether by merger, consolidation, a sale of Shares or other similar means. For purposes of this subsection, control of Main Street shall mean the direct or indirect ownership of more than fifty percent (50%) of the Shares.

              (o) "SHAREHOLDER" shall mean any shareholder of record of Main Street.

              (p) "SHARES OF MAIN STREET" or "SHARES" shall mean any and all shares of the capital stock of Main Street, of whatever class, whether voting or non-voting, now or hereafter issued and outstanding, and whether now owned or hereafter acquired by any Shareholder, including, without limitation, treasury shares reissued and shares issued or created in connection with the exercise of any stock option, stock split or other capital readjustment; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, none of the Shares issued in connection with any stock dividend declared by Main Street which does not increase the total number of Shares by more than fifteen



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percent (15%) shall be subject to this Agreement. Shares of Main Street's stock of any class held in Main Street's treasury shall not be deemed outstanding.

              (q) "SUBJECT SHAREHOLDER" shall mean any Shareholder who is a party to or bound by this Agreement, whether or not a Party Shareholder.

              (r) "VOLUNTARY TRANSFER" of Shares of Main Street shall mean and include any sale, assignment, transfer, gift, pledge, encumbrance, hypothecation, grant of security interest, distribution pursuant to a voluntary liquidation, or other voluntary disposition or alienation, direct or indirect, of any Share or any legal, equitable or beneficial interest of a Shareholder in a Share.

         SECTION 2. REPRESENTATIONS AND WARRANTIES.

              (a) GENERAL. Each of the parties hereto represents and warrants to the other parties hereto that: (i) such representing party has full power, authority and legal capacity to execute and deliver this Agreement and to perform his obligations hereunder, in each capacity (individually, as trustee or otherwise) in which such representing party is executing this Agreement; and
(ii) no consent, approval or other authorization of, notice to or registration with any governmental authority, or other person or entity, is required in connection with the execution, delivery and performance of this Agreement, which has not been obtained, given or made.

              (b) OWNERSHIP OF SHARES. Each Party Shareholder warrants and represents to the other Party Shareholders as follows:

                   (i) CM OWNERSHIP. CM represents and warrants to the other parties hereto that: (w) CM is the true and lawful owner, beneficially and of record, of [_______] Shares; (x) the estate of August C. Meyer, Sr., of which CM is executor, is the true and lawful owner, beneficially and of record, of [________] Shares; (y) the August C. Meyer Revocable Trust, of which CM is successor trustee, is the true and lawful owner, beneficially and of record, of [_________] Shares; and (z) the August C. Meyer, Jr., Revocable Trust, of which CM is trustee, is the true and lawful owner, beneficially and of record, of [_______] Shares (the parties identified in clauses (x) through (z) being referred to herein collectively as the "CM TRUSTS").

                   (ii) DD OWNERSHIP. DD represents and warrants to the other parties hereto that he is the true and lawful owner, beneficially and of record, of [_______] Shares.

                   (iii) GS OWNERSHIP. GS represents and warrants to the other parties hereto that he is the true and lawful owner, beneficially and of record, of [_______] Shares.

                   (iv) GL OWNERSHIP. GL represents and warrants to the other parties hereto that he is the true and lawful owner, beneficially and of record, of [_______] Shares, and that he has vested options to acquire [_______] additional Shares and unvested options to acquire [_______] additional Shares.


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                   (v) VD OWNERSHIP. VD represents and warrants to the other
parties hereto that he is the true and lawful owner, beneficially and of record, of [_______] Shares, and that he has vested options to acquire [_______] additional Shares and unvested options to acquire [_______] additional Shares.

         SECTION 3. RESTRICTIONS UPON ALIENATION.

              (a) GENERAL RESTRICTION. No Subject Shareholder shall make any Voluntary Transfer of any or all of such Subject Shareholder's Shares at any time, nor shall any Involuntary Transfer of any or all of such Subject Shareholder's Shares be made, permitted or suffered, without the prior unanimous written consent of all Party Shareholders, except as otherwise expressly provided and permitted herein.

              (b) LEGEND ON CERTIFICATES. In addition to any other legends required by agreement or by law, each certificate representing one or more Shares of Main Street owned by any Subject Shareholder or its successors, transferees or assigns (and any Shares issued or created in connection with any stock dividend or stock split insofar as it affects such Shares) shall be endorsed with the following legend:

              "The shares represented by this certificate are subject to certain restrictions upon the transfer thereof, to certain rights and options, and to certain other agreements, all as more fully set forth in a certain Second Amended and Restated Shareholders' Agreement dated as of November 1, 2000, among certain Shareholders which is available for inspection at the registered office of Main Street Trust, Inc."

              (c) PROHIBITED TRANSFERS. Any purported transfer made in violation of the provisions of SECTION 3(a) above shall be absolutely null and void and shall confer no rights whatsoever on the purported transferee as against Main Street or any other Shareholder(s). To the extent that, notwithstanding the foregoing, any such purported transfer shall be recognized as valid by a court of competent jurisdiction, any one or more of the Party Shareholders shall have the absolute right to purchase from the purported transferee (on a Pro Rata basis, if such right is exercised by more than one Party Shareholder) all Shares purported to have been transferred to such transferee, for a cash purchase price equal to fifty percent (50%) of their Book Value as of the date of the purported transfer, which right may be exercised by giving written notice to the purported transferee within thirty (30) days after such recognition of validity. In the event such right is exercised in accordance herewith, the purported transferee shall sell the Shares to the exercising Party Shareholder(s) at a closing(s) to occur ten (10) days after the expiration of such thirty (30) day notice period, free and clear of all liens, other than any liens imposed hereunder.

              (d) CERTAIN PERMITTED TRANSFERS. Notwithstanding any provision of this Agreement to the contrary, the transfer restriction set forth herein shall not apply to: (i) any Voluntary Transfer of any or all of the Shares of a Subject Shareholder made in compliance with Section 3(e), (f), (g) or (h); or
(ii) any Involuntary Transfer of any or all of the Shares of a Subject Shareholder occurring due to the death of the Subject Shareholder, whether by trust,



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will, upon intestacy or otherwise. In the case of any such permitted transfer, the transferees, and each of them, shall receive and hold the Shares so transferred to them subject and subordinate to all of the terms of this Agreement, including, without limitation, the transfer restrictions contained in this Section.

              (e) TRANSFER TO PARTY SHAREHOLDERS. The transfer restrictions set forth herein shall not apply to the transfer by any Subject Shareholder of all or any part of his Shares to any Party Shareholder at any time, PROVIDED, HOWEVER, that the selling Subject Shareholder and the purchasing Party Shareholder shall give at least five (5) business day's advance written notice of such transfer to the other Party Shareholders, setting forth the price and all terms of such transfer (the "TRANSFER NOTICE"), and each such other Party Shareholder may elect, by giving written notice to the purchasing Party Shareholder and the selling Subject Shareholder within five (5) business days after receipt of the Transfer Notice, to acquire, on a Pro Rata basis with the purchasing Party Shareholder and all other electing Party Shareholders, a portion of the Shares of the selling Subject Shareholder referred to in the Transfer Notice at the same price and on the same terms as the purchasing Party Shareholder, as set forth in the Transfer Notice. If any such other Party Shareholder makes a timely election pursuant to the preceding sentence, then the selling Subject Shareholder shall sell to the electing Party Shareholder and the electing Party Shareholder shall purchase the electing Party Shareholder's Pro Rata portion of the Shares to be transferred, at the price and on the terms as the purchasing Party Shareholder, as set forth in the Transfer Notice.

              (f) FAMILY TRANSFERS. The transfer restrictions set forth herein shall not apply to any transfer of Shares by a Subject Shareholder to any member of such Subject Shareholder's Immediate Family, or to any trust established exclusively for the benefit of one or more of such Immediate Family members on the condition that each such transferee agrees to be bound by the terms and conditions of this Agreement as a Subject Shareholder. A permitted transferee under this subsection shall have the same rights and obligations, and shall be subject to the same restrictions as the transferor.

              (g) PLEDGES. Pledges, collateral assignments or other encumbrance of Shares for collateral purposes or to secure any obligation shall be permitted only in accordance with the express provisions of this Agreement.

              (h) THIRD PARTY SALES. The transfer restrictions set forth herein shall not apply to a BFP Sale or an Open Market Sale effected in accordance with the provisions of SECTION 4 hereof.

         SECTION 4. SALES TO AND PURCHASES FROM THIRD PARTIES.

              (a) RIGHT OF FIRST REFUSAL. Any Party Shareholder may sell any of his Shares that he desires to sell (the "AVAILABLE SHARES") in an Open Market Sale or a BFP Sale, PROVIDED that the selling Party Shareholder gives at least five (5) business days' prior written notice of the Open Market Sale or the BFP Sale to the other Party Shareholders and in such notice offers them the opportunity to purchase the Available Shares in accordance with this Section (the "THIRD PARTY SALE NOTICE"). Each other Party Shareholders shall have the right



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to elect in writing, within two (2) business days (the "ELECTION PERIOD") after receipt of the Third Party Sale Notice (an "ELECTING SHAREHOLDER"), to purchase the Available Shares for the Open Market Sale Price or the BFP Sale Price, as the case may be. If more than one other Party Shareholder becomes an Electing Shareholder, the Available Shares to be purchased by the Electing Shareholders shall be allocated among the Electing Shareholders on a Pro Rata basis. The closing of the sale of the Available Shares to any Electing Shareholder shall occur within ten (10) business days of the date the Selling Party sends the Third Party Sale Notice to the other Party Shareholders, which time period shall be extended for such period of time, if any, during which any regulatory approvals necessary to effect the sale of Available Shares to an Electing Shareholder are being sought in good faith. At closing, each Electing Shareholder shall pay his Pro Rata share of the Open Market Sale Price or the BFP Sale Price (as the case may be) to the Selling Party in cash or certified funds, and the Selling Party shall contemporaneously deliver the stock certificate(s) evidencing the Available Shares to the respective Electing Shareholders endorsed in blank and free and clear of all liens, claims and encumbrances. If no Party Shareholder becomes an Electing Shareholder, the Selling Party may, within sixty (60) days after the expiration of the Election Period, sell the Available Shares in a BFP Sale or an Open Market Sale at or above the Open Market Sale Price or the BFP Sale Price (as the case may be). Any Available Shares that are sold in a BFP Sale or an Open Market Sale in accordance with this Section shall cease to be subject to this Agreement. The Party Shareholders agree to take such steps as the Selling Party may request to cause the legend referred to in SECTION 3(b) to be removed from the stock certificates evidencing the Available Shares, or to cause replacement certificates to be issued without such legend.

              (b) TAG ALONG RIGHTS. In the event that any Party Shareholder (the "PURCHASING SHAREHOLDER") purchases any Shares (the "PURCHASE SHARES") from any person or entity in an Open Market Sale, a BFP Sale or any other Non-Market Sale, the Purchasing Shareholder shall promptly give written notice (the "TAG ALONG NOTICE") to that effect to each of the other Party Shareholders, which notice shall include the price and all of the other terms of the purchase (the "PURCHASE TERMS"). Each of the other Party Shareholders shall have the right to elect in writing, within ten (10) business days after receipt of the Tag Along Notice (a "TAG ALONG SHAREHOLDER") to participate with the Purchasing Shareholder in such purchase. Shares shall be allocated among the Purchasing Shareholder and the Tag Along Shareholder(s) on a Pro Rata basis, and each Tag Along Shareholder shall purchase his Pro Rata share of the Purchase Shares from the Purchasing Shareholder at the price and on the other Purchase Terms set forth in the Tag Along Notice. The closing of the sale of the Purchase Shares to the Tag Along Shareholder(s) shall take place within twenty (20) business days after the Purchasing Party sends the Tag Along Notice to the other Party Shareholders, which time period shall be extended for such period of time, if any, during which any regulatory approvals necessary to effect the sale of the Purchase Shares to the Tag Along Shareholder(s) are being sought in good faith.

         SECTION 5. PLEDGE OF SHARES. Any Subject Shareholder may pledge his Shares to any reputable lender to secure such Subject Shareholder's obligation to repay any loan, subject to the following requirements:



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              (a) NOTICE OF PLEDGE. The pledging Subject Shareholder shall give each Party Shareholder at least ten (10) days' advance written notice of such pledge, which notice shall be accompanied by complete and accurate copies of a pledge agreement and any other documentation governing such pledge (collectively, the "PLEDGE AGREEMENT"), which Pledge Agreement shall be reasonably acceptable to the other Party Shareholders in form and content.

              (b) PLEDGE AGREEMENT PROVISIONS. The Pledge Agreement shall provide that: (i) in the event of any default by the pledgor, the pledgee shall give notice thereof to the pledgor and each Party Shareholder; (ii) the pledgor shall have a period of not less than thirty (30) days following his receipt of such notice in which to cure such default, before the pledgee may exercise any rights as to the pledged Shares; (iii) the pledgee's sole right with respect to the pledged Shares in the event of such an uncured default shall be to require the Party Shareholders other than the pledgor to purchase the pledged Shares at Book Value on a Pro Rata basis; and (iv) in the event of such an uncured default, the Party Shareholders other than the pledgor may require the pledgee to sell the pledged Shares at Book Value to one or more of such Party Shareholders.

              (c) RIGHT TO REDEEM PLEDGED SHARES. Provided that a Pledge Agreement and the pledgor thereunder comply with all of the applicable requirements of this Section, the pledgor shall have the right to redeem any pledged Shares purchased from the pledgee by any other Party Shareholder for a cash redemption price equal to the sum of: (i) the purchase price paid to the pledgee for such pledged Shares, plus (ii) all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) paid or incurred by such other Party Shareholder in connection with the purchase of the pledged Shares from the pledgee. The foregoing right to redeem may be exercised only by giving written notice thereof to each affected Party Shareholder within thirty
(30) days after such Party Shareholder's purchase of pledged Shares, and any redemption shall occur within ten (10) days after such notice is received.

         SECTION 6. SURRENDER OF SHARES. Upon the exercise of any right to purchase or sell any Shares under this Agreement and upon payment in full for such Shares, such Shares shall be deemed immediately surrendered to the purchaser, and the seller thereof shall cease to have any rights as a Shareholder or otherwise with respect to, or any rights in or to, such Shares. The selling Shareholder shall endorse and deliver to or as directed by the purchaser the certificates evidencing such Shares and shall notify Main Street of such transfer. All Shares so transferred shall be promptly presented to Main Street for transfer into the name of the purchaser.

         SECTION 7. TERM.

              (a) IN GENERAL. Subject to SECTION 7(b) below, this Agreement shall terminate upon the first of the following events to occur:

                   (i) On October 27, 2008;

                   (ii) Upon the dissolution or liquidation of Main Street;



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                   (iii) Upon the consummation of any Sale Transaction; or

                   (iv) Upon unanimous written agreement of the Party Shareholders.

              (b) SURVIVAL. The termination of this Agreement shall not impair or affect any rights that have been exercised or obligations that have accrued prior to such termination.

         SECTION 8. PROXY FOR SALE TRANSACTIONS. In the event that the Board approves any Sale Transaction during the term of this Agreement in accordance with the applicable provisions of the articles of incorporation and bylaws of Main Street, and if the members of the Board voting to approve such Sale Transaction include a majority of the Party Shareholders, then each Subject Shareholder shall, promptly upon receipt of a written request from the Board or any other Party Shareholder, deliver to the Chief Executive Officer of the Company or such other officer of the Company as may be designated by the Board a written irrevocable proxy authorizing and directing such person to vote the Shares of such Subject Shareholder in favor of such Sale Transaction.

         SECTION 9. GENERAL PROVISIONS.

              (a) BINDING EFFECT; SURVIVAL; ASSIGNABILITY. Subject to the limitations provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, transferees, successors, and assigns (it being understood and agreed, however, that neither Main Street nor any other person or entity is intended to be a third party beneficiary of this Agreement).

              (b) NOTICES. All notices given pursuant to or in connection with this Agreement shall be in writing (including facsimile transmission) and mailed (by United States registered or certified mail, return receipt requested, proper postage prepaid), sent by express courier (which guarantees next business day delivery), telecopied or delivered, addressed as follows:

                   (i)    If to CM or any CM Trust:

                          Mr. August C. Meyer, Jr.
                          Midwest Television, Inc.
                          509 S. Neil Street
                          P.O. Box 20
                          Champaign, Illinois 61824-0020



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                          with a copy to:

                          Covington & Burling
                          1201 Pennsylvania Ave., N.W.
                          P.O. Box 7566
                          Washington, D.C. 20044
                          Attention: Michael E. Cutler, Esq.

                   (ii)   If to DD:


                          Mr. David J. Downey
                          Downey Planning Services, Ltd.
                          505 Devonshire Drive
                          Box 1460
                          Champaign, Illinois 61820

                          with a copy to:

                          Barack, Ferrazzano, Kirschbaum & Perlman
                          333 West Wacker, Suite 2700
                          Chicago, Illinois 60606
                          Attention: John E. Freechack, Esq.

                  (iii)   If to GS:

                          Mr. George T. Shapland
                          1203 S. Mattis
                          Champaign, Illinois 61820

                          with a copy to:

                          Barack, Ferrazzano, Kirschbaum & Perlman
                          333 West Wacker, Suite 2700
                          Chicago, Illinois 60606
                          Attention: John E. Freechack, Esq.

                   (iv)   If to GL:

                          Mr. Gregory B. Lykins
                          #2 Greencroft
                          Champaign, Illinois 61821



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                          with a copy to:

                          Barack, Ferrazzano, Kirschbaum & Perlman
                          333 West Wacker, Suite 2700
                          Chicago, Illinois 60606
                          Attention: John E. Freechack, Esq.

                   (v)    If to VD:

                          Mr. Van A. Dukeman
                          4014 Riverknoll Drive
                          Champaign, Illinois 61821

                          with a copy to:

                          Barack, Ferrazzano, Kirschbaum & Perlman
                          333 West Wacker, Suite 2700
                          Chicago, Illinois 60606
                          Attention: John E. Freechack, Esq.

or to such other address as any party may designate by written notice to the other parties. All such notices and communications shall, when mailed, delivered, telegraphed or telecopied, be effective three (3) days after deposit in the mails (if mailed), one (1) day after delivery to the express courier service (if sent by express courier), and on the same day if delivered personally, or telecopied, respectively, so long as an identical copy of said notice is deposited in the mails on the same date.

              (c) SEVERABILITY. In the event any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision had not been included herein, as the case may be.

              (d) GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Illinois, without regard to its conflict of laws or choice of law principles.

              (e) NO WAIVER. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

              (f) COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.



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              (g) CONSTRUCTION. Wherever used in this Agreement, the singular shall be construed to include the plural and vice versa, where applicable, and the use of the masculine, feminine or neuter gender shall include the other genders.

              (h) ENTIRE AGREEMENT. This Agreement amends, restates and replaces in its entirety the Original Shareholders' Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and supersedes and replaces all prior and contemporaneous agreements and understandings of the parties, including, without limitation, the Original Shareholders' Agreement. The parties hereto may amend or modify this Agreement in such manner as may be agreed upon only by a written instrument executed by all such parties.

              (i) REMEDIES. The remedies provided herein are in addition to all other remedies available at law and in equity, all of which are cumulative and may be exercised concurrently. The parties acknowledge that damages alone will not be an adequate remedy for any breach hereof, and agree that the remedy of specific performance shall be available to enforce the obligations of the parties hereunder, including, without limitation, the obligations to purchase and sell Shares.

              (j) NO PARTNERSHIP CREATED. Nothing in this Agreement shall be deemed to create any partnership or joint venture among the parties hereto, and no party hereto is authorized hereby to act as the agent of any other party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed or caused their respective representatives to execute this Agreement as of the day and year first written above.


-----------------------------------        ------------------------------------
DAVID J. DOWNEY, individually               GEORGE T. SHAPLAND, individually


-----------------------------------        ------------------------------------
VAN A. DUKEMAN, individually                GREGORY B. LYKINS, individually


ESTATE OF AUGUST C. MEYER, SR.              AUGUST C. MEYER REVOCABLE TRUST


By:                                         By:
    -------------------------------            --------------------------------
      August C. Meyer, Jr.                        August C. Meyer, Jr.
      Executor                                    Successor Trustee

AUGUST C. MEYER, JR., REVOCABLE TRUST

                                            -----------------------------------
                                            AUGUST C. MEYER, JR., individually
By:
    -------------------------------
      August C. Meyer, Jr.
      Trustee